Exhibit 99.1

Date:	August 5, 2008
Contact:	Gregory P. Sargen
Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate
CAMBREX REPORTS SECOND QUARTER 2008 RESULTS
          East Rutherford, NJ – August 5, 2008 – Cambrex Corporation (NYSE: CBM) reports second quarter 2008 results for the period ended June 30, 2008.
Summary
-	Cambrex appointed Steven M. Klosk as President and CEO.

-	Second quarter 2008 sales increased 5.0% (-2.6% excluding foreign currency) compared to second quarter 2007.

-	Adjusted EBITDA was $12.4 million for the second quarter of 2008 versus $15.2 million last year.

-	Company maintains sales and profit guidance for the full year. See Guidance and Other Matter sections.

-	High potency laboratories commissioned in Iowa and key expansion projects in Italy and Sweden remain on schedule.
Basis of Reporting
          As previously reported, Cambrex sold its Bioproducts and Biopharma businesses (the “Bio Businesses”) to Lonza for $463.9 million in February 2007. Discontinued Operations in the 2007 financial statements include the results of operations of the Bio Businesses through the date of sale as well as the corresponding gain on sale.
          The Company has provided a reconciliation from adjusted amounts to GAAP amounts at the end of this press release. Management believes that the adjusted amounts provide a more meaningful representation of the Company’s operating results for the periods presented due to the magnitude and nature of certain expenses recorded.
Second Quarter 2008 Operating Results – Continuing Operations
          Second quarter 2008 sales of $66.2 million were 5.0% higher than sales in the second quarter 2007, and 2.6% lower excluding the effect of foreign currency. Comparing the current quarter to the same quarter last year, excluding the currency impact, Cambrex experienced lower sales of generic active pharmaceutical ingredients (“APIs”) partially offset by higher custom manufacturing revenues,
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

including higher revenues from controlled substances. Custom development revenues were flat compared to the prior year.
          Second quarter 2008 Gross Margin decreased to 29.9% of sales from 37.9% during the second quarter 2007, with foreign currency negatively impacting gross margin by 1.2%. Unfavorable product mix, lower pricing on our largest API, and higher costs associated with the validation of the new API finishing facility at the Milan, Italy site during the second quarter of 2008 were the main drivers of the lower margins.
          Operating Profit was $5.6 million in the second quarter 2008 compared to $4.0 million for the second quarter 2007. Adjusted Operating Profit was $7.1 million, or 10.7% of sales, compared to $10.4 million, or 16.5% of sales for the second quarter last year. Adjusted EBITDA was $12.4 million, or 18.7% of sales, compared to $15.2 million, or 24.1% of sales last year. The decreases in both Adjusted Operating Profit and Adjusted EBITDA were driven primarily by lower gross profits described above, partially offset by lower corporate headquarters expenses due to a restructuring in 2007.
          Steven M. Klosk, President and Chief Executive Officer, said, “The trends in our underlying markets remain favorable. Sales of controlled substances, one of our key growth initiatives, were stronger during the quarter and are up about $5 million year to date versus the prior year. Our custom development pipeline of new clinical projects was very active during the quarter as we responded to a significant number of customer requests for proposals. Our portfolio of late stage Phase III projects remains promising for driving sales growth in 2009 and beyond.”
          Mr. Klosk added, “New laboratories in our Iowa facility were commissioned during the second quarter to support growing demand for highly potent compounds. The new state-of-the-art finishing facility in Italy is undergoing its validation process, which should be fully completed by the end of 2008, and we expect our new mid-scale API manufacturing facility at our Swedish operation to be on line in early 2009.”
          Mr. Klosk concluded, “Despite these positive developments, lower sales of generic APIs and unfavorable product mix resulted in lower profitability compared to the same quarter last year. While we maintain our previously announced 2008 sales and earnings guidance, we anticipate being at the low end of the profitability range due to lower volumes for a key API.”
Second Quarter 2008 Operating, Interest and Tax Expenses – Continuing Operations
          Sales, General and Administrative (“SG&A”) Expenses in the second quarter 2008 were $11.4 million compared to $10.6 million in the same period last year. Excluding the effect of foreign currency
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

and an acceleration of equity awards to our former CEO, SG&A declined by $0.6 million due to headquarters restructuring activities completed throughout 2007 and lower legal fees.
          Research and Development (R&D) Expense for the second quarter 2008 was $1.9 million compared to $3.0 million in the second quarter 2007. The decrease is primarily due to the Company’s decision in 2007 to consolidate its New Jersey technical center with its R&D operations in Iowa to create increased operating efficiencies. The Company also utilized certain R&D personnel on custom development projects resulting in these costs being classified as Cost of Goods Sold.
          Strategic Alternative and Restructuring Costs totaling $0.9 million in the second quarter 2008 include $0.3 million of costs related to the consolidation of operations at the New Jersey technical center into the Iowa facility, and $0.6 million of expense related to change-in-control liabilities, severance and the ongoing project to streamline the Company’s legal entity structure in order to lower operating costs and increase tax efficiency.
          Net Interest Expense in the second quarter 2008 was $0.6 million compared to income of $0.9 million in the second quarter 2007. The Company capitalized interest of $0.7 million on long-term projects in the second quarter of 2008. The Company’s interest income in the second quarter of 2007 resulted from cash proceeds from the sale of the Bio Businesses that were held from the February sale date through the special dividend payment in May 2007.
          The effective tax rate for the second quarter 2008 was 62.0%. The Provision for Income Taxes in the second quarter of 2008 was $3.0 million compared to $2.0 million in the second quarter 2007. Income taxes for the second quarter of 2007 include $1.5 million of benefits related to the recognition of certain tax attributes triggered by the sale of the Bio Businesses. The Company’s effective tax rates have been and are expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits for U.S. GAAP purposes in certain jurisdictions where there has been a recent history of losses, primarily the U.S.
Second Quarter 2008 Capital Expenditures and Depreciation
          Capital expenditures and depreciation for the second quarter 2008 were $10.1 million and $5.3 million compared to $6.3 million and $4.7 million in the second quarter 2007, respectively. The increase in capital spending is largely due to higher spending on a mid-scale pharma manufacturing facility in Sweden that is expected to be validated in early 2009.
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Guidance
          The Company continues to expect that sales growth during 2008 will be between 5% and 10% and Adjusted EBITDA will be $53 to $57 million. It is anticipated that sales, net of the currency impact will be approximately flat compared to 2007. The Company currently believes it will finish the year at the low end of its Adjusted EBITDA range, primarily due to lower revenues of a key product (see Other Matter section below) and slightly lower sales of generic APIs.
          Restructuring and Strategic Alternatives Costs are expected to be approximately $2.5 million, which is $1.0 million higher than previously estimated. The increase is primarily related to estimated delays in sub-leasing the recently closed New Jersey technical center.
          For 2008, capital expenditures are expected to be approximately $33 to $35 million and depreciation is expected to be $21 to $23 million.
Other Matter
          One of the Company’s customers recalled a product in the US in March of 2008 and has had certain limitations placed on the product within Europe. The customer is in the process of implementing various procedures related to this product and has a variation under review by regulatory authorities.
          The customer has placed orders with Cambrex for the remainder of 2008 and the current anticipated shipment schedule would result in a reduction of approximately $6.0 million in revenue compared to original 2008 guidance. The expected shipments will likely be concentrated in the last four months of the year and are contingent upon our customer’s success in obtaining timely approval for the variation under review. We will provide updates on this matter as appropriate.
          The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the second quarter 2008 Form 10-Q is filed with the SEC.
Conference Call and Webcast
          The Conference Call to discuss second quarter 2008 earnings will begin at 8:30 a.m. Eastern Time on Wednesday, August 6, 2008 and last approximately 45 minutes. Those wishing to participate should call 1-888-634-4003 for domestic and +1-706-634-6653 for international. Please use the pass code 56338629 and call approximately 10 minutes prior to start time. A webcast is available from the Investor Relations section on the Cambrex website located at www.cambrex.com and can be accessed for approximately a month following the call. A telephone replay of the conference call will be available through Wednesday, August 13, 2008 by calling 1-800-642-1687 for domestic and +1-706-645-9291 for international. Please use the pass code 56338629 to access the replay.
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Forward Looking Statements
          This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as “expects”, “anticipates”, “intends”, “estimates”, “believes” or similar expressions are used in connection with any discussion of future financial or operating performance. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation or regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products and the accuracy of the Company’s current estimates with respect to its earnings and profits for tax purposes in 2007. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for the Company to predict which new factors will arise. In addition, we cannot assess the impact of each factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
          For further details and a discussion of these and other risks and uncertainties, investors and security holders are cautioned to review the Cambrex 2007 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other subsequent filings with the U.S. Securities and Exchange Commission, including Current Reports on Form 8-K. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

About Cambrex
          Cambrex provides products and services to accelerate the development and commercialization of small molecule APIs, advanced intermediates and other products for branded and generic pharmaceuticals. The Company currently employs approximately 850 people worldwide. For more information, please visit http://www.cambrex.com.
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Quarters Ended June 30, 2008 and 2007
(in thousands)

	2008		2007
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$66,226	100.0%	$63,081	100.0%
Allowances and Rebates	553	0.8%	184	0.3%

Net Sales	65,673	99.2%	62,897	99.7%

Other Revenues	140	0.2%	(42)	-0.1%

Net Revenues	65,813	99.4%	62,855	99.6%

Cost of Goods Sold	46,002	69.5%	38,917	61.7%

Gross Profit	19,811	29.9%	23,938	37.9%

Operating Expenses
Selling, General and Administrative Expenses	11,410	17.2%	10,556	16.7%
Research and Development Expenses	1,917	2.9%	2,961	4.7%
Restructuring Expenses	514	0.8%	1,901	3.0%
Strategic Alternative Costs	398	0.6%	4,564	7.2%

Total Operating Expenses	14,239	21.5%	19,982	31.6%

Operating Profit	5,572	8.4%	3,956	6.3%

Other Expenses/(Income):
Interest Expense/(Income), net	640	1.0%	(871)	-1.4%
Other Expense, net	99	0.1%	401	0.7%

Income Before Income Taxes	4,833	7.3%	4,426	7.0%

Provision for Income Taxes	2,997	4.5%	1,971	3.1%

Income from Continuing Operations	$1,836	2.8%	$2,455	3.9%

Loss from Discontinued Operations, Net of Tax	—	0.0%	(181)	-0.3%

Net Income	$1,836	2.8%	$2,274	3.6%

Basic Earnings/(Loss) per Share
Income from Continuing Operations	$0.06		$0.09
Loss from Discontinued Operations, Net of Tax	$—		$(0.01)

Net Income	$0.06		$0.08

Diluted Earnings/(Loss) per Share
Income from Continuing Operations	$0.06		$0.08
Loss from Discontinued Operations, Net of Tax	$—		$0.00

Net Income	$0.06		$0.08

Weighted Average Shares Outstanding
Basic	29,090		28,711
Diluted	29,101		28,949
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Six Months Ended June 30, 2008 and 2007
(in thousands)

	2008		2007
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$127,932	100.0%	$128,078	100.0%
Allowances and Rebates	944	0.7%	774	0.6%

Net Sales	126,988	99.3%	127,304	99.4%

Other Revenues	(185)	-0.2%	765	0.6%

Net Revenue	126,803	99.1%	128,069	100.0%

Cost of Sales	85,063	66.5%	79,736	62.3%

Gross Profit	41,740	32.6%	48,333	37.7%

Operating Expenses
Selling, General and Administrative Expenses	22,744	17.8%	25,903	20.2%
Research and Development Expenses	4,173	3.3%	5,561	4.3%
Restructuring Expenses	1,148	0.9%	3,583	2.8%
Strategic Alternative Costs	575	0.4%	27,694	21.6%

Total Operating Expenses	28,640	22.4%	62,741	48.9%

Operating Profit/(Loss)	13,100	10.2%	(14,408)	-11.2%

Other (Income)/Expenses:
Interest Expense/(Income), net	1,346	1.0%	(2,410)	-1.9%
Other (Income)/Expenses, net	(26)	-0.1%	382	0.4%

Income/(Loss) Before Income Taxes	11,780	9.3%	(12,380)	-9.7%

Provision/(Benefit) for Income Taxes	5,698	4.5%	(392)	-0.3%

Income/(Loss) from Continuing Operations	$6,082	4.8%	$(11,988)	-9.4%

Income from Discontinued Operations, Net of Tax	—	0.0%	219,478	171.4%

Net Income	$6,082	4.8%	$207,490	162.0%

Basic Earnings/(Loss) per Share
Income/(Loss) from Continuing Operations	$0.21		$(0.42)
Income from Discontinued Operations, Net of Tax	$—		$7.73

Net Income	$0.21		$7.31

Diluted Earnings/(Loss) per Share
Income/(Loss) from Continuing Operations	$0.21		$(0.42)
Income from Discontinued Operations, Net of Tax	$—		$7.73

Net Income	$0.21		$7.31

Weighted Average Shares Outstanding
Basic	29,063		28,393
Diluted	29,112		28,393
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of Gross Sales, Gross Profit & Operating Profit
For the Quarters and Six Months Ended June 30, 2008 and 2007
(in thousands)

	Second Quarter 2008
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$66,226	$19,811	29.9%	$10,346	15.6%

Corporate Results	—	—		(3,265)

Adjusted Operating Profit				7,081	10.7%

Strat. Alt. & Restructuring Expenses				(912)

Equity Acceleration for Former CEO				(597)

As Reported	$66,226	$19,811	29.9%	$5,572	8.4%

	Second Quarter 2007
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$63,081	$23,938	37.9%	$14,160	22.4%

Corporate Results	—	—		(3,739)

Adjusted Operating Profit				10,421	16.5%

Strat. Alt. & Restructuring Expenses				(6,465)

As Reported	$63,081	$23,938	37.9%	$3,956	6.3%

	Six Months 2008
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$127,932	$41,740	32.6%	$22,610	17.7%

Corporate Results	—	—		(7,190)

Adjusted Operating Profit				15,420	12.1%

Strat. Alt. & Restructuring Expenses				(1,723)

Equity Acceleration for Former CEO				(597)

As Reported	$127,932	$41,740	32.6%	$13,100	10.2%

	Six Months 2007
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$128,078	$48,333	37.7%	$28,991	22.6%

Corporate Results	—	—		(12,122)

Adjusted Operating Profit				16,869	13.2%

Strat. Alt. & Restructuring Expenses				(31,277)

As Reported	$128,078	$48,333	37.7%	$(14,408)	-11.2%

	Second Quarter 2008	Second Quarter 2007	Six Months 2008	Six Months 2007
Pre-Corporate Operating Profit Before Strat. Alt. & Restructuring Expenses	$10,346	$14,160	$22,610	$28,991

Corporate Results	(3,265)	(3,739)	(7,190)	(12,122)

Depreciation and Amortization	5,283	4,751	10,432	9,645

Adjusted EBITDA	$12,364	$15,172	$25,852	$26,514

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheet
As of June 30, 2008 and December 31, 2007
(in thousands)

	June 30,	December 31,
	2008	2007
Assets
Cash and Cash Equivalents	$24,336	$38,488
Trade Receivables, net	37,854	45,003
Inventories, net	76,526	61,440
Prepaid Expenses and Other Current Assets	19,930	20,104

Total Current Assets	158,646	165,035

Property, Plant and Equipment, Net	184,982	165,657
Goodwill	39,036	35,552
Other Non-Current Assets	6,308	7,218

Total Assets	$388,972	$373,462

Liabilities and Stockholders’ Equity

Accounts Payable	$24,309	$26,185
Accrued Expenses and Other Current Liabilities	53,374	69,702

Total Current Liabilities	77,683	95,887

Long-term Debt	115,700	101,600
Deferred Tax Liabilities	20,737	19,086
Accrued Pension and Postretirement Benefits	31,613	32,104
Other Non-Current Liabilities	20,295	22,728

Total Liabilities	$266,028	$271,405

Stockholders’ Equity	$122,944	$102,057

Total Liabilities and Stockholders’ Equity	$388,972	$373,462

# # #
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com